Exhibit H(16)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 12th day of September, 2012.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Select Large Cap Value Fund and MassMutual Select Small Cap Growth Equity Fund (the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

(a)	The Manager agrees to waive 0.02% of the management fees of the MassMutual Select Large Cap Value Fund through March 31, 2014. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager.

(b)	The Manager agrees to waive 0.07% of the management fees of the MassMutual Select Small Cap Growth Equity Fund through March 31, 2014. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 12th day of September, 2012.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Senior Vice President

MASSMUTUAL SELECT FUNDS
on behalf of each of the Funds

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer